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                                                                    Exhibit 23.2
                                                                    ------------

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Philip Morris Companies Inc. (the "Company") on Form S-8 of our reports, which include an explanatory paragraph related to litigation pending against the Company, dated January 23, 1995, on our audits of the consolidated financial statements and financial statement schedule of the Company as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, which reports are included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.


                                            /s/ COOPERS & LYBRAND L.L.P.

New York, New York
November 1, 1995